SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                            NOVASTAR FINANCIAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:


(SC14A-07/98)

                                    NovaStar

                            NovaStar Financial, Inc.
                         1901 West 47th Place, Suite 105
                             Westwood, Kansas 66205
                                 (913) 362-1090

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held June 9, 1999


To our stockholders:

     The Board of Directors of NovaStar Financial, Inc., a Maryland corporation, is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on June 9, 1999 at 10:00 a.m., Central Daylight Time, at the Sheraton Suites, 770 West 47th Street, Kansas City, Missouri. This proxy statement, the accompanying proxy card and the notice of annual meeting are being provided to stockholders beginning on or about March 30, 1999.

                               GENERAL INFORMATION

Solicitation of Proxies

     The costs of this solicitation by the Board of Directors will be borne by NovaStar Financial. Proxy solicitations will be made by mail. They also may be made by personal interview, telephone, facsimile transmission and telegram. Banks, brokerage house nominees and other fiduciaries are requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. NovaStar Financial will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. NovaStar Financial does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $5,000.00, plus reasonable out-of-pocket expenses.

Voting Rights

     Holders of shares of NovaStar Financial's common stock, par value $0.01 per share, at the close of business on March 18, 1999, the record date, are entitled to notice of, and to vote at, the annual meeting. On that date, 8,130,069 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting. The presence, in person or by proxy, of stockholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting. If a quorum is present, (1) a plurality of the votes cast at the annual meeting is required for election of a director, and (2) the affirmative vote of the majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote is required for all other matters. Cumulative voting in the election of directors is not permitted. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against all matters presented at the annual meeting other than the election of directors. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Accordingly, a broker non-vote will have no effect on items (1) and (2) above but will have the same effect as a vote against a proposal, if any, which requires the approval of the majority of outstanding shares, such as an amendment to NovaStar Financial's charter.

Voting of Proxies

     Shares of the common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this proxy statement as directors, FOR the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 1999, and FOR the adoption of an amendment to the 1996 stock option plan.

     The management and the Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein. To date, NovaStar Financial has not received any stockholder proposals. If any other matter of which the management and Board of Directors are not now aware is presented properly to the stockholders for action, it is the intention of the proxy holders to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Revocability of Proxy

     The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the corporate secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Annual Report

     The 1998 annual report including financial statements for the year ended December 31, 1998, which is being mailed to stockholders together with the proxy statement, contains financial and other information about the activities of NovaStar Financial, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials.

                         ITEM 1 - ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with one class standing for election at the annual meeting of stockholders each year. Class III directors are to be elected at this year's annual meeting. The nominees for Class III directors of the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominee for director listed below unless otherwise specified by the stockholder. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director. The nominees listed below already serve as directors of NovaStar Financial.

     The election to the Board of Directors of the nominees identified in the proxy statement will require the affirmative vote of a plurality of the outstanding shares of common stock present in person or represented by proxy at the annual meeting.

     The Board of Directors unanimously recommends that stockholders vote FOR the nominees identified below.

Nominees to Board of Directors

            Name                      Position with NovaStar Financial

      Scott F. Hartman             Chairman of the Board of Directors and Chief
                                   Executive Officer

      Bart O. Johnson              Director

Class III Nominees - Terms Expiring 2002

     Scott F. Hartman, age 39, is a co-founder of NovaStar Financial, Chairman of the Board and Chief Executive Officer and has been a member of the Board of Directors since 1996. His primary responsibilities are to interact with the capital markets and oversee the portfolio of investments and the securitization of mortgage loan production. Mr. Hartman served from February 1995 to June 1996 as Executive Vice President of Dynex Capital, Inc. His responsibilities while at Dynex included managing a $4 billion investment portfolio, overseeing the securitization of mortgage loans originated through Dynex' mortgage operation and the administration of the securities issued by Dynex. For the previous three years he had served as a consultant to Dynex. Mr. Hartman also serves as a director and Vice Chairman of NovaStar Mortgage.

     Bart O. Johnson, age 50, has been a member of the Board since 1998 and is the GE Capital nominee. He is currently President of GE Capital Residential Connections, a division of GE Capital Mortgage Corporation, and is a 25-year mortgage industry veteran. Immediately prior to joining GE in 1997, Johnson served as Chief Financial Officer and National Residential Production Manager at Mellon Bank's Mortgage Banking Group beginning in 1989.

Class I Director - Term Expiring 2000

     Edward W. Mehrer, age 59, has been a member of the Board of Directors since 1996. He is presently the Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel, formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President and Chief Financial Officer and a director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat, Marwick, Mitchell & Co., a predecessor firm to KPMG LLP, in Kansas City, Missouri.

Class II Directors  - Terms Expiring 2001

     W. Lance Anderson, age 38, is a co-founder of NovaStar Financial, President and Chief Operating Officer and has been a member of the Board of Directors since 1996. His primary responsibility is to manage mortgage origination and servicing operations. Prior to NovaStar, Mr. Anderson served as Executive Vice President of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed real estate investment trust. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex' single-family mortgage operation, Saxon Mortgage. He had been at Dynex since October 1989. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.

     Gregory T. Barmore, age 57, was most recently Chairman of the Board of GE Capital Mortgage Corporation (GECMC), a subsidiary of General Electric Capital Corporation (GE Capital) headquartered in Raleigh, North Carolina. He has served on the Board of Directors since 1996. He was responsible for overseeing the strategic development of GECMC's residential real estate-affiliated financial business, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital. Mr. Barmore was selected to serve on NovaStar Financial's Board as an independent director without regard to the GE Capital investment in NovaStar Financial and accordingly there are no arrangements with GE Capital or its affiliates regarding his term of office or other aspects of his service on the Board.

Committees of the Board

     Audit Committee. The Audit Committee is composed of Mr. Mehrer and Mr. Johnson. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

     Compensation Committee. The Compensation Committee is composed of Mr. Barmore and Mr. Mehrer. The Compensation Committee determines the compensation of executive officers.

     During 1998, there were 8 meetings of the Board of Directors, 1 meeting of the Audit Committee and 2 meetings of the Compensation Committee. Each director participated in at least 75% of the meetings of the Board and the committees on which he or she served, except for Jenne Britell prior to the appointment of a new GE Capital director.

Compensation of Directors

     NovaStar Financial pays independent directors, who are not employed by NovaStar Financial, $10,000 per year plus $500 for each meeting attended in person. In addition, each independent director has been granted options to purchase 5,000 shares of common stock at the fair market value of the common stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the common stock on the day after each annual meeting of stockholders. In addition, Mr. Barmore and Mr. Mehrer were granted options to purchase 5,000 shares of common stock at $18 per share in connection with the 1997 initial public offering of common stock. However, as the GE Capital nominee and pursuant to GE Capital's internal policy, Mr. Johnson does not receive any compensation, whether fees or stock options, for his services on the Board of Directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of NovaStar Financial will receive separate compensation for services rendered as a director.

Management of NovaStar Financial

     The executive officers of NovaStar Financial and their positions are as follows:

         Name                           Position With NovaStar Financial                            Age
         ----                           --------------------------------                            ---
         Scott F. Hartman               Chairman of the Board, Secretary and Chief Executive        39
                                        Officer

         W. Lance Anderson              Director, President and Chief Operating Officer             38

         Mark J. Kohlrus                Senior Vice President, Treasurer and Chief Financial        39
                                        Officer

         Michael L. Bamburg             Senior Vice President and Chief Investment Officer          36

     The executive officers serve at the discretion of the Board of Directors. Biographical information regarding Mr. Hartman and Mr. Anderson is provided above. Biographical information regarding Mr. Kohlrus and Mr. Bamburg is set forth below.

     Mark J. Kohlrus, age 39, is Senior Vice President, Treasurer and Chief Financial Officer of NovaStar Financial and NovaStar Mortgage. In that role, Mr. Kohlrus is responsible for all accounting and finance functions, including external reporting and compliance with REIT regulations. Prior to his joining
NovaStar Financial in December 1996, Mr. Kohlrus was employed by the public accounting firm of KPMG Peat Marwick LLP in Kansas City, Missouri, for nearly 15 years. During his tenure with KPMG, Mr. Kohlrus worked extensively in the firm's financial services practice and was involved in several public stock and debt offerings.

     Michael L. Bamburg, age 36, is Senior Vice President and Chief Investment Officer of NovaStar Financial and NovaStar Mortgage. Mr. Bamburg is responsible for managing the portfolio of investments, interacting with the capital markets, overseeing the securitization of the mortgage loan production, and developing new business lines. Mr. Bamburg most recently served as a Principal of Smith Breeden Associates, a financial institution consulting and money management firm specializing in the evaluation and hedging of mortgage backed securities. Mr. Bamburg spent over 11 years with Smith Breeden where he analyzed and traded mortgage backed securities extensively and consulted with various financial institutions regarding investments and asset/liability management issues. During the last 3 years with Smith Breeden, Mr. Bamburg spent most of his time marketing Smith Breeden's money management products.

Beneficial Ownership of Common Stock by Large Securityholders

The following table sets forth certain information known to NovaStar Financial with respect to beneficial ownership of the common stock as of December 31, 1998 by each person other than members of management known to NovaStar Financial to beneficially own more than 5% of the common stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                           Beneficial Ownership
                                                            of Common Stock(1)
                                                           ---------------------
         Name and Address of Beneficial Owner                Shares   Percent
         ------------------------------------                ------   -------

         Wallace R. Weitz & Company(2)...................   2,799,933    29.68%
         1125 South 103rd Street, Suite 600
         Omaha, NE  68124-6008

         General Electric Capital Corporation(3).........   1,333,332    15.16%
         260 Long Ridge Road
         Stamford, CT 06927

         Lindner Dividend Fund(4)........................   1,216,567    13.83%
         7711 Carondolet Avenue, Suite 700
         St. Louis, MO 63104

         Residential Funding Corporation(5)..............     812,731     9.09%
         8400 Normandale Lake Boulevard
         Bloomington, MN  55437

         First Financial Fund............................     450,700     5.54%
         c/o Wellington management Company
         75 State Street
         Boston, MA 02109

----------
(1) Assuming no exercise of warrants (except by the securityholder named, separately).

(2) Consists of 1,305,000 shares of common stock issuable upon the exercise of warrants.

(3) Includes 666,666 shares of common stock issuable upon the exercise of warrants.

(4) Includes 666,667 shares of common stock issuable upon the exercise of warrants.

(5)  Consists of shares of common stock issuable upon the exercise of warrants.

Beneficial Ownership of Common Stock by Directors and Management

     The following table sets forth certain information known to NovaStar Financial with respect to beneficial ownership of the common stock as of December 31, 1998 by (i) each director, (ii) the executive officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                                     Beneficial Ownership of
         Name of Beneficial Owner                                                         Common Stock(1)
         ------------------------                                                    -----------------------
                                                                                       Number      Percent
                                                                                       ------      -------
         Scott F. Hartman(2).....................................................       529,065       6.40%
         W. Lance Anderson(3)....................................................       539,465       6.52%
         Edward W. Mehrer (4))...................................................        39,750           *
         Gregory T. Barmore (5)..................................................         1,250           *
         Bart O. Johnson.........................................................            --          --
         Michael L. Bamburg(6)...................................................        76,988           *
         Mark J. Kohlrus (7).....................................................        16,305           *
         All directors and executive officers as a group (6 persons).............     1,205,459      14.57%

----------
*    Less than 1%.

(1) Assuming no exercise of the warrants and exercisable options (except by the listed securityholder named, separately).

(2) Consists of 390,732 shares of common stock and 128,333 warrants, including 224,066 of common stock and 20,000 of warrants owned jointly with his wife, and 10,000 shares of common stock issuable upon the exercise of options.

(3) Consists of 395,932 shares of common stock and 133,533 warrants, including 287,599 of common stock and 25,200 of warrants owned jointly with his wife, and 10,000 shares of common stock issuable upon the exercise of options.

(4) Consists of 24,000 of common stock and 12,000 of warrants, including 2,000 of each owned by his wife, and 3,750 shares of common stock issuable upon the exercise of options.

(5) Consists of 1,250 shares of common stock issuable upon the exercise of options.

(6) Consists of 46,188 shares of common stock and 23,300 warrants, including 1,228 shares of common stock owned by his wife, 300 warrants owned by his wife, 20,110 warrants owned jointly with his wife, and 7,500 shares of common stock issuable upon the exercise of options.

(7) Includes 9,805 shares of common stock and 1,500 warrants, all of which are owned jointly with his wife, except for 550 shares of common stock which are controlled by Mr. Kohlrus as custodian for his children, and 5,000 shares of common stock issuable upon the exercise of options.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers, and holders of more than 10% of NovaStar Financial's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such officers, directors and 10% stockholders are required by SEC regulation to furnish NovaStar Financial with copies of all Section 16(a) forms they file. Based solely on its review of such forms that it received, or written representations from reporting persons that no Form 5s were required for such persons, NovaStar Financial believes that, during fiscal 1998, all Section 16(a) filing requirements were satisfied on a timely basis.

Compensation Committee Interlocks

     No interlocking relationship exists between the Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

                                   Executive Officer Summary Compensation Table

                                                                                     Long-Term
                                                                                    Compensation
                                                                                    ------------
                                                                     Other       Securities
                                                                     Annual      Underlying  DER's     All Other
Name and Position                   Year    Salary      Bonus     Compensation   Options(#)  $ (5)    Compensation
-----------------
Scott F. Hartman(1).............    1998   $185,000      --           --              --      --          --
Chairman of the Board,              1997   $130,833      --       $549,635(4)     40,000      --          --
Secretary and Chief                 1996    $70,000      --           --         144,666      --          --
Executive Officer

W. Lance Anderson(1)............    1998   $185,000      --           --            --        --          --
President and Chief                 1997   $130,833      --       $549,635(4)     40,000      --          --
Operating Officer                   1996    $70,000      --           --         144,666      --          --

Mark J. Kohlrus(2)..............    1998   $120,000    $86,500        --          10,000                  --
Senior Vice President,              1997   $100,000    $90,000        --          20,000   $3,300         --
Treasurer and Chief                 1996    $ 4,000      --           --          10,000      700         --
Financial Officer                                                                             --

Michael L. Bamburg(3)...........    1998   $128,333   $105,000        --          50,000      --          --
Senior Vice President and           1997    --           --           --              --      --          --
Chief Investment Officer            1996    --           --           --              --      --          --

----------
(1) Mr. Hartman and Mr. Anderson were reimbursed for services provided by them that were necessary and prudent in connection with the formation of NovaStar Financial and its private placement in 1996, including payments in lieu of salary and for expenses directly attributable to the formation of NovaStar Financial. Mr. Hartman and Mr. Anderson are each presently employed at a base salary of $185,000 per year.

(2) Mr. Kohlrus' employment with NovaStar Financial began on December 16, 1996. His annual base salary was $120,000 per year beginning November 1, 1997 through December 31, 1998. Mr. Kohlrus is eligible to receive an annual bonus of up to 75% of his annual salary.

(3) Mr. Bamburg's employment with NovaStar Financial began in February 1998 and provided for an annual salary of $140,000 through December 31, 1998. Mr. Bamburg is eligible to receive an annual bonus of up to 75% of his annual salary.

(4)  Represents forgiveness of one tranche of founders' forgivable debt.

(5) 1996 options granted to Mr. Hartman and Mr. Anderson which vested on the closing of the initial public offering were granted without dividend equivalent rights or DERs. Options granted to Mr. Kohlrus which began to vest in December 1997 were granted with DERs. None of the 1997 and 1998 options listed were granted with DERs.

     Bonus Incentive Compensation Plan. A bonus incentive compensation plan has been established for certain executive and key officers of NovaStar Financial and its affiliates, effective commencing with the fiscal year beginning January 1, 1998. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of common stock, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

                                                  Bonus as percent of Average
      ROE(1) in Excess of Base Rate(2) By:        Net Worth(3) Outstanding
      ------------------------------------        ------------------------
      zero or less                                0%
      greater  than 0% but less than 6%           10% x (actual ROE - Base Rate)
      Greater than 6%                             (10% x 6%) + 15% x (Actual
                                                  ROE - (Base Rate + 6%))

Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of common stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998, and December 31, 1999. For 1998, NovaStar did not contribute to this pool and no bonuses were awarded.

----------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the monthly net income (adjusted to an annual rate) by its average net worth for such month. For such calculations, the "net income" means the net income or net loss of determined according to GAAP, but after deducting any dividends paid or payable on preferred stock that may be issued before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of NovaStar Financial.

(2) "Base rate" is the average for each month of the ten-year U.S. Treasury rate, plus 4%.

(3) "Average net worth" for any month means the arithmetic average of the sum of (1) the net proceeds from all offerings of equity securities since formation including exercise of warrants and stock options and pursuant to the proposed DRP (but excluding any offerings of preferred stock in the future), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (2) the retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

     Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson each acquired 108,333 units, each unit consisting of one share of preferred stock which converted to common stock at the closing of the initial public offering and one warrant, which were acquired at the price of $15 per unit on December 9, 1996. Payment for such units was made by delivering to NovaStar Financial promissory notes, each in the amount of $1,624,995, bearing interest at 8% per annum compounded annually and secured by the units being acquired. Interest began accruing during the first year and is added to principal due under the note. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period.

     The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven, if the following incentive performance tests are achieved:

     o    During the first five fiscal periods after issuance of the notes:

          -- One tranche will be forgiven for each fiscal period as to which NovaStar Financial generates a total return to investors in units equal to or greater than 15%. The debt on the first tranche was forgiven and NovaStar Financial recognized a non-cash charge against earnings of $1,083,330 for the fiscal period ending December 31, 1997.

          -- At the end of each of the five fiscal periods, all remaining tranches will be forgiven if NovaStar Financial has generated a total cumulative return to investors in units (from date of initial issuance of the notes) equal to or greater than 100%.

     o    For purposes of calculating the returns to such investors:

          -- The term "fiscal period" will refer to each of five periods. The first period commenced with the closing of the private placement on December 9, 1996, and ended on December 31, 1997, and, thereafter, each succeeding fiscal period extends for twelve months and ends on each December 31.

     o The term "return" for each fiscal period will mean the sum of (on a per unit basis) (a) all cash dividends paid during (or declared with respect to) such fiscal period per share of preferred stock (or per share of common stock following conversion of the preferred stock upon completion of the initial public offering), (b) any increase or decrease in the price per share of preferred stock (or resulting common stock) during such fiscal period, measured by using the price per unit to investors in the private placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods (except such shorter period as the common stock was traded in 1997), and (c) any increase or decrease in the price per warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15% return test, the total return for a given period will be equal to the sum of (a), (b) and (c) during the period, and for purposes of the cumulative 100% return test, the amounts in
          (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investor's investment in the units (on a per unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per warrant prices.

     o If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by NovaStar Financial to Messrs. Hartman and Anderson in the amount of (1) personal tax liability resulting from the forgiveness of debt, and (2) interest accrued during the first year of the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of shares that had secured the forgiven tranche of the note and will mature upon the earlier of the sale of those shares or the termination of the officer's employment. Messrs. Hartman and Anderson have issued notes payable to NovaStar Financial for the repayment of the tax liability and interest accrued on forgivable notes through December 31, 1997. Unpaid principal on the notes was $843,000 and $763,000 as of December 31, 1998 and 1997, respectively. Interest accrues monthly at one-month LIBOR plus 1%, which was 6.54% as of December 31, 1998, and is payable quarterly. During 1998, NovaStar Financial accrued interest on these amounts totaling $47,000 and the founders paid interest totaling $18,000.

     Stock Option Plan. NovaStar Financial's 1996 stock option plan provides for the grant of qualified incentive stock options or ISOs, non-qualified stock options or NQSOs, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights or DERs. ISOs may be granted to the officers and employees. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants. Under the terms of the plan the number of shares available for issuance is equal to 10% of the outstanding common stock with a current cap on ISO grants at 339,332. Unless previously terminated by the Board of Directors, the plan will terminate on September 1, 2006.

     All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock. Outstanding options vest over four years and expire ten years after the date of grant.

     The following table sets forth information concerning stock options granted during 1998 for each of the directors and executive officers.

                                                   Individual Grants
                                 ----------------------------------------------------
                                                                                             Potential Realizable
                                                Percent of                                     Value at Assumed
                                                  Total                                         Annual Rates of
                                                 Options                                          Stock Price
                                                Granted to    Exercise                         Appreciation for
                                                Employees      Price or                           Option Term
                                     No.        During the   Base Price     Expiration     --------------------------
            Name                 Granted(1)        Year        ($/Share)       Date           5%               10%
Michael L. Bamburg                 30,000           20%        $17.01        1/28/08       $831,225        $1,323,587
Michael L. Bamburg                 20,000           13%          6.38       12/30/08        207,847           330,962
Gregory T. Barmore                  2,500            2%         20.81        5/14/08         84,753           134,956
Edward W. Mehrer                    2,500            2%         20.81        5/14/08         84,753           134,956
Mark J. Kohlrus                    10,000            7%          6.38       12/30/08        103,923           165,481
                                  -------          ---
    Total to  Directors  and       65,000           44%
                                  =======          ===
    Executive Officers

Total shares granted              148,000
                                  =======

----------
(1)  25% of the options granted will vest in 1999 and 25% in each year after.

     The following table sets forth certain information with respect to the value of the options as of December 31, 1998 held by the named directors and executive officers.

                          Fiscal Year End Option Value

                                                              Number of Securities              Value of Unexercised
                            Shares                           Underlying Unexercised                 In-the-Money
                          Acquired on   Value Realized            Options as of                     Options as of
                           Exercise           (1)               December 31, 1998              December 31, 1998(2)(3)
                          -----------   --------------    -----------------------------     ----------------------------
          Name                                            Exercisable     Unexercisable     Exercisable    Unexercisable
Scott F. Hartman(4)         144,666        $759,497          10,000           30,000            --               --
W. Lance Anderson(4)        144,666         759,497          10,000           30,000            --               --
Gregory T. Barmore            2,500          39,350           1,250            8,750            --           $ 15,450
Edward W. Mehrer              --              --              3,750            8,750         $ 15,450          15,450
Michael L. Bamburg            --              --              --              50,000            --               --
Mark J. Kohlrus               2,500           9,075           5,000           30,000            --             18,450

----------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options whose exercise was less than the market price of common stock at December 31, 1998.

(3) Assuming a stock price of $6.19 per share, which was the closing price of a share of common stock reported for the New York Stock Exchange on December 31, 199.

(4) During 1998, the founders exercised options to acquire 289,332 shares of common stock at $15.00 per share. In payment for the acquired common stock, the founders issued notes payable to NovaStar Financial. Unpaid principal on the notes was $4,340,000 as of December 31, 199. During 1998, NovaStar Financial accrued interest of $220,000 and the founders paid $78,000 in interest.

     Employment  Agreements.  NovaStar  Financial  has entered  into  employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary described above and for participation by the subject officer in the bonus incentive compensation plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "change in control" as those terms are defined in the agreement, an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of the book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with NovaStar Financial for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 stock option plan shall immediately vest. Section 280G of the Code may limit the deductibility of the payments to such officer for federal income tax purposes. "Change of control" for purposes of the agreements would include a merger or consolidation of NovaStar Financial, a sale of all or substantially all of the assets of NovaStar Financial, changes in the identity of a majority of the members of the Board of Directors of NovaStar Financial (other than due to the death, disability or age of a director) or acquisitions of more than 25% of the combined voting power of NovaStar Financial's capital stock, subject to certain limitations. Absent a "change in control," if NovaStar Financial terminates the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with NovaStar Financial for a period of one year following the resignation.

Certain Transactions

     Transactions with Management. In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage, Inc. for the purpose of engaging in the subprime lending business. Following NovaStar Financial's private placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through its wholesale lending channel and hiring critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations.

     Following the close of the private placement in December 1996, NovaStar Financial moved to implement the portion of its business strategy to be conducted through taxable affiliates. In February 1997, NFI Holding Corporation was formed to serve as a holding company for such taxable affiliates. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding voting common stock of NFI Holding for a total price of $20,000 and NovaStar Financial acquired all of the outstanding non-voting preferred stock of NFI Holding for a total price of $1,980,000. NFI Holding was additionally capitalized in 1998 with NovaStar Financial and Messrs. Hartman and Anderson contributing $990,000 and $10,000, respectively. The voting common stock is entitled to 1% of the dividend distributions of NFI Holding and the preferred stock is entitled to 99% of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which NovaStar Financial is a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs. Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in NFI Holding.

     In February 1997, NFI Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of Holding. Through NFI Holding, NovaStar Financial thus owns a beneficial interest in 99% of the future dividend distributions attributable to NovaStar Mortgage.

     NovaStar Financial have entered into a loan purchase agreement with NovaStar Mortgage pursuant to which NovaStar Financial agrees to buy from time to time and NovaStar Mortgage agrees to sell mortgage loans originated or acquired by NovaStar Mortgage. The loan purchase agreement is non-exclusive as to both parties and provides for a fair market value transfer of mortgage loans, generally on a servicing-released basis which means ownership of the loan servicing is transferred with the mortgage loan. Also, under the terms of this agreement, if NovaStar Mortgage chooses to sell its loan originations to other parties, it pays a fee to NovaStar Financial for not delivering production under the purchase commitment. The fee is 1% of the principal of the loans originated but not sold to us.

     NovaStar Financial and NovaStar Mortgage also entered into a loan subservicing agreement under which NovaStar Mortgage agrees to service mortgage loans for NovaStar Financial initially for a fixed dollar fee per loan based on the fee in comparable subservicing arrangements. The subservicing agreement became effective with the commencement of NovaStar Mortgage's servicing operation in July 1997. Separate agreements have been executed for each pool of loans serving as collateral for NovaStar Financial's collateralized mortgage obligations.

     NovaStar Financial and NovaStar Mortgage further entered into an administrative services outsourcing agreement, dated June 30, 1997, pursuant to which NovaStar Mortgage will provide to NovaStar Financial on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting, loan funding and quality control.

     Following is a summary of the fees, in thousands, which NovaStar Financial paid to and received from NovaStar Mortgage:

                                                            Year Ended
                                                            December 31,
                                                       --------------------
                                                         1998        1997
         Amounts paid to NovaStar Mortgage
              Administrative fees ................     $ 7,800      $ 3,650
              Loan servicing fees ................       3,803          505
     Amounts received from NovaStar Mortgage:
              Purchase commitment fees ...........      (5,117)          --
                                                       -------      -------

                       Net fees paid .............     $ 6,486      $ 4,155
                                                       =======      =======

     Indebtedness of Management. Messrs. Hartman and Anderson are indebted to NovaStar Financial pursuant to forgivable promissory notes, notes covering the related tax liability and notes issued to cover the exercise of options, each as described under "Executive Compensation." The aggregate amount due on these notes as of December 31, 1998 was $7,521,000 which is included as forgivable notes receivable from founders and amounts due from founders in the consolidated financial statements.

     Certain Business Relationships. In connection with a commitment from General Electric Capital Corporation to purchase units in the private placement of units in 1996, NovaStar Financial agreed that so long as GE Capital owns at least 10% of the outstanding common stock, assuming full exercise of all warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20% of its initial investment in NovaStar
Financial. The current director serving pursuant to these provisions is Bart Johnson, who replaced Jenne K. Britell in 1998. He is being nominated to serve as an independent director with a term running until the 2002 annual meeting of stockholders.

     NovaStar  Financial also agreed,  unless GE Capital waives its  compliance,
(1) to give GE Capital's insurance affiliate FGIC three years' right of first offer to issue credit enhancements on securitizations, (2) to permit GE Capital's mortgage company affiliate GE Capital Mortgage Corporation to sell subprime mortgage loans, conforming to underwriting guidelines, to NovaStar Financial on an arm's-length basis, and (3) to pay, subject to the subsequent closing of the private placement, GE Capital's reasonable legal and consulting fees up to $40,000 incurred in the private placement. To ensure that any purchases of subprime mortgage loans from GE Capital Mortgage Corporation are executed at arms-length, NovaStar Financial will obtain two independent prices related to any such transaction.

     On October 13, 1998, NovaStar Financial executed a 90-day financing agreement with Residential Funding Corporation, secured by certain mortgage assets. Under the terms of the agreement, NovaStar Financial borrowed $15 million to support immediate cash needs. In addition, NovaStar Financial agreed to pay a $3 million commitment fee at maturity of the note. The resulting $18 million obligation bears interest at one-month LIBOR plus 5%. Additionally, subject to completion of a warrant agreement, RFC acquired 812,731 warrants for the purchase of common stock at a price of $4.5625, the closing price of the common stock on October 12, 1998.

     On February 12, 1999, NovaStar Financial entered into several committed lending arrangements with First Union National Bank for one year. The warehouse line of credit and master repurchase agreements with First Union allow NovaStar Financial to borrow up to $75 million and $300 million, respectively, and are secured by mortgage loans. At the same time, two additional lending arrangements were executed with First Union whereby NovaStar Financial and NovaStar Mortgage can borrow up to $20 million secured by the residual interests of asset-backed bonds. NovaStar Financial will issue First Union 350,000 warrants to purchase common stock at $6.9375 per share, the closing price on February 11, 1999, in exchange for 186,667 existing warrants at $15.00 per share.

     Notwithstanding anything to the contrary set forth in any of NovaStar Financial's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph shall not be incorporated by reference into any such filings.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors, which is comprised exclusively of independent outside directors, administers NovaStar Financial's executive compensation program.

     NovaStar Financial's compensation programs are designed to help attract and retain qualified and motivated individuals that will provide the leadership required to achieve our strategic goals, which includes sustaining long-term value based growth for stockholders. Our philosophy is to link management's compensation to NovaStar Financial's profitability (return on stockholder equity, or ROE) and stock price. Our philosophy is also intended to encourage stock ownership by not only management, but all levels of employees. We believe a significant percentage of total executive compensation should be provided through incentive equity compensation that aligns management's interests with those of stockholders. Our goal is to make our executives' personal net worth heavily dependent on appreciation in the value of NovaStar Financial stock over the long-term and their income dependent on NovaStar Financial's dividends.

     NovaStar Financial strives to integrate (1) reasonable levels of base salary, (2) annual incentive equity bonus awards tied to operating performance, and (3) stock option awards, to ensure management has a continuing stake in the long-term success of NovaStar Financial.

     The  Committee   believes  that  senior   management's  base  salaries  are
relatively low as compared to other comparable companies with whom NovaStar Financial competes for management personnel. However, these executives have significant compensation potential if there are substantial returns generated to stockholders. Executive officers are eligible to receive equity-based compensation through the incentive bonus plan. The bonus is paid annually one-half in cash and one-half in common stock. The program awards bonuses to executive officers out of a total pool determined by stockholder return on equity. The bonus pool is determined as follows:

ROE in excess of Base Rate          Bonus as a percent of Average Equity
--------------------------          ------------------------------------
Greater than 0% but less than 6%    10% x (Actual ROE - Base Rate)
Greater than 6%                     (10% x 6%) + 15% x (Actual ROE - (Base Rate + 6%)

Base Rate is the average Ten Year U.S. Treasury Rate plus 4%

     Under the 1996 stock option plan, annual grants of stock options are awarded to officers and other key employees to retain and motivate such persons to sustain and improve long-term stock performance. Stock options are granted at the prevailing market value and have value to the holders only if NovaStar Financial's stock price increases. Typically, grants become exercisable in four equal annual increments.

                                                  Compensation Committee


                                                  Gregory T. Barmore
                                                  Edward W. Mehrer

                                PERFORMANCE GRAPH

     The following graph presents a total return comparison of NovaStar Financial's common stock, since the initial public offering on October 30, 1997 through December 31, 1998, to the S&P Composite-500 Stock Index and the Bloomberg Mortgage REIT Index. The total returns reflects stock price appreciation and the value of dividends. The information has been obtained from sources believed to be reliable but neither its accuracy nor its completeness is guaranteed. The total return performance shown on the graph is not necessarily indicative of future total return performance.

            Total Return Comparison Since the Initial Public Offering
                            Through December 31, 1998

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

$100 invested on October 31, 1997 in stock or index, including investment of dividend.

----------------------------------- -------------- --------------- -------------
                                      10/30/97        12/31/97       12/31/98
----------------------------------- -------------- --------------- -------------
NovaStar Financial, Inc.               $100.00        $  87.95       $  35.41
----------------------------------- -------------- --------------- -------------
S&P Composite-500 Index                $100.00        $107.39        $136.02
----------------------------------- -------------- --------------- -------------
Bloomberg Mortgage REIT Index          $100.00        $  83.22       $  62.82
----------------------------------- -------------- --------------- -------------


             ITEM 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the accounting firm of KPMG LLP to audit NovaStar Financial's financial statements for, and otherwise act as the independent certified public accountants with respect to the year ending December 31, 1999. The Board of Director's selection of KPMG LLP for the current fiscal year is being presented to stockholders for ratification at the annual meeting. To NovaStar Financial's knowledge, neither KPMG LLP nor any of its partners has any direct financial interest or any material indirect financial interest in NovaStar Financial, or has had any connection since the inception of NovaStar Financial in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will be present at the annual meeting.

The Board of Directors recommends that the shareholders vote "FOR" the proposal to select KPMG LLP as independent certified public accountants.

                ITEM 3 - PROPOSAL TO APPROVE AN AMENDMENT TO THE
           1996 EXECUTIVE AND NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     At its meeting of December 30, 1998, at the recommendation of the Compensation Committee, the Board of Directors approved an amendment to the 1996 Executive and Non-Employee Director Stock Option Plan increasing the fixed number of shares available for issuance to employees as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Board of Directors recommends that the shareholders approve the amendment.

     The 1996 stock option plan provides that the total number of shares of stock reserved and available for issuance under the plan shall equal 10% of the number of then outstanding shares of stock. At December 30, 1998, 10% of the outstanding shares equaled 813,006 shares. The 1996 plan also fixed the number of those reserved shares available for employee "incentive stock options" at 339,332 shares. The proposed amendment would fix the number of reserved shares available for employee "incentive stock options" at 813,006 shares.

     On December 30, 1998, the Compensation Committee awarded options to purchase 108,000 shares to nineteen employees of NovaStar Financial. The options were granted as "incentive stock options" subject to the approval of stockholders of the proposed amendment increasing the fixed number of reserved shares available for issuance as "incentive stock options." Absent such shareholder approval, the options granted on December 30, 1998 will be treated as non-qualified stock options.

     For further information, we refer you to the description of the stock option plan in the discussion on "Executive Compensation" and to the "Compensation Committee Report," each set forth elsewhere in this proxy statement.

     The Board of Directors recommends that the shareholders vote "FOR" the proposal to amend the 1996 stock option plan.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters which may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgments.

                                LEGAL PROCEEDINGS

     NovaStar Financial occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on NovaStar Financial's financial position or results of operations.

                   STOCKHOLDER PROPOSALS -2000 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholder's meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 2000 annual meeting of stockholders must be received at NovaStar Financial's offices on or before December 1, 1999 in order to be considered for inclusion in the proxy statement and form proxy relating to such meeting.


                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ Scott F. Hartman
                                            Chairman of the Board and Secretary

Westwood, Kansas
March 25, 1999